UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 11, 2013

PINNACLE FINANCIAL PARTNERS, INC.

(Exact name of registrant as specified in charter)

Tennessee	000-31225	62-1812853
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

150 Third Avenue South, Suite 900, Nashville, Tennessee		37201
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (615) 744-3700

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Restricted Stock Unit Awards. On January 11, 2013, the Human Resources and Compensation Committee (the “Committee”) of the Board of Directors of Pinnacle Financial Partners, Inc. (the “Company”) adopted and approved the form of Named Executive Officers 2013 Restricted Stock Unit Award Agreement (the “RSU Award Agreement”), which governs grants of Restricted Stock Units (“RSUs”) for those employees that are expected to be identified as the Company’s “Named Executive Officers” in the Company’s proxy statement for its 2013 annual meeting of shareholders (the “Named Executive Officers”).

Pursuant to the terms of the RSU Award Agreements, the Committee granted the Named Executive Officers RSUs that will be settled in shares of the Company’s common stock, par value $1.00 per share (the “Common Stock”). The number of shares of Common Stock that a Named Executive Officer will be entitled to receive in settlement of the RSUs, if any, will be determined based on the Company’s audited fully diluted net income per share of Common Stock (exclusive of the calculated impact of any merger-related charges or any other nonrecurring charge the Committee deems appropriate) for the fiscal year ending December 31, 2013 (“FDEPS”). The maximum number of shares that each Named Executive Officer will be entitled to receive pursuant to the RSU Award Agreement are as follows:

Employee	Maximum Number of Shares of Common Stock
M. Terry Turner	48,246
Robert A. McCabe, Jr.	45,614
Hugh M. Queener	13,983
Harold R. Carpenter	13,983
Harvey White	13,983

All RSUs will be settled in shares of Common Stock, as soon as practicable following the filing of the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2013, but in no event later than March 15, 2014. All shares of Common Stock issued to the Named Executive Officers, if any, upon settlement of the RSUs will be subject to further restrictions upon issuance including forfeiture restrictions that shall lapse in equal 20% increments on February 28, 2015, February 28, 2016, February 28, 2017, February 28, 2018 and February 28, 2019 (each a “Vesting Date”); provided, that such Named Executive Officer is employed by the Company on the Vesting Date (unless the Named Executive Officer’s failure to be employed is the result of death or disability in which case the forfeiture restrictions will lapse upon the employee’s termination resulting therefrom) and the ratio of Pinnacle Bank’s classified assets to the sum of Pinnacle Bank’s Tier 1 capital and the allowance for loan losses (the “Classified Assets Ratio”) in each case as of December 31 of the fiscal year ending immediately prior to each Vesting Date is less than a predetermined Classified Assets Ratio established by the Committee between January 1 and March 31 of the fiscal year for which the Classified Assets Ratio is applicable.

Any shares of Common Stock for which the performance targets identified above are not met will be immediately forfeited and the award recipient will have no further rights with respect to such shares of Common Stock; provided, however, that if the Committee determines that an event has occurred during any fiscal year after fiscal year 2013 which is outside the ordinary course and has impacted the Classified Assets Ratio for such fiscal year, the Committee will have the right, in its sole and absolute discretion, to increase or decrease the performance targets to reflect such event for purposes of determining whether the forfeiture restrictions with respect to such shares shall lapse for that fiscal year and for any or all future fiscal years.

No certificates representing shares of Common Stock issued in settlement of the RSUs will be issued to the Named Executive Officers and such shares of Restricted Stock may not be assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of, in each case, prior to the date the forfeiture restrictions with respect to such shares have lapsed, if at all, on the Vesting Date for such shares.

The foregoing summary of the RSU Award Agreement is qualified in its entirety by reference to the form of RSU Award Agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

2013 Cash Incentive Plan. On January 11, 2013, the Committee approved the Pinnacle Financial Partners, Inc. 2013 Annual Cash Incentive Plan (the “Plan”). Pursuant to the Plan, all employees of the Company compensated via a predetermined salary or hourly wage, including the Named Executive Officers, are eligible to receive cash incentive payments ranging from 10 percent to 100 percent of the participant’s base salary in the event that (i) the Company meets or exceeds: (A) targeted levels of FDEPS, (B) soundness thresholds tied to the Classified Assets Ratio and (C) targeted levels of total revenue, expressed as the sum of the Company’s net interest income plus noninterest income excluding gains (or losses) on the sale of investment securities (or any other unusual items as determined by the Committee), and (ii) in certain cases, the employee meets certain individual performance objectives. Each participant will be assigned an “award tier” based on their position within the Company, their experience level or other factors. Participant awards may be increased or decreased by the participant’s performance evaluation for 2013 such that the participant’s target award may be adjusted up or down based on their final performance rating.

The foregoing summary is qualified in its entirety by reference to the Plan, a copy of which is filed herewith as Exhibit 10.2 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

10.1	Form of Named Executive Officers 2013 Restricted Stock Unit Award Agreement

10.2	Pinnacle Financial Partners, Inc. 2013 Annual Cash Incentive Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PINNACLE FINANCIAL PARTNERS, INC.

By:	/s/ Harold R. Carpenter
Name:	Harold R. Carpenter
Title:	Executive Vice President and
Chief Financial Officer

Date: January 17, 2013

EXHIBIT INDEX

Exhibit No.	Description

10.1	Form of Named Executive Officers 2013 Restricted Stock Unit Award Agreement

10.2	Pinnacle Financial Partners, Inc. 2013 Annual Cash Incentive Plan